EXHIBIT 10.1

METHODE ELECTRONICS, INC.

FORM OF RETENTION AWARD AGREEMENT – CASH

This Retention Award Agreement (the “Award Agreement”), dated and effective as of September [___], 2023 (the “Effective Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and [________________________] (“Grantee”).

WHEREAS, the Company desires to incentivize Grantee to remain employed by the Company and maintain satisfactory job performance through September 12, 2025, for the benefit of the Company and the Company’s stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, the Company agrees to provide Grantee the opportunity to earn a cash award on the terms and subject to the conditions set forth herein.

1.
Defined Terms. Capitalized terms shall have the meanings set forth in this Award Agreement or in Appendix A attached hereto.
2.
Retention Award. If Grantee remains employed by the Company through September 12, 2025 and maintains satisfactory job performance through such date, Grantee will earn a cash award in the amount of $[_______________] (the “Retention Award”).
3.
Payment. Except as otherwise provided herein, the Retention Award shall be paid in cash to Grantee on the next regularly scheduled payroll date after September 12, 2025; subject to deduction of customary withholding taxes and other payroll deductions. Except as otherwise provided herein, Grantee must remain employed by the Company and maintain satisfactory job performance through September 12, 2025 in order to be entitled to the Retention Award hereunder.
4.
Effect of Termination of Employment in Connection with Death, Disability or Termination Without Cause. Notwithstanding Sections 2 and 3 above, if Grantee’s employment with the Company is terminated due to total and permanent disability (as determined by the Company) or death, or if Grantee experiences an involuntary termination of employment for reasons other than Cause, then the Retention Award shall be paid on the next regularly scheduled payroll date after the date of termination of employment.
5.
Change of Control. Notwithstanding Sections 2 and 3 above, if within twenty four months after a Change of Control, Grantee experiences an involuntary termination of employment for reasons other than Cause or Grantee shall terminate employment with Good Reason, then any unpaid portion of the Retention Award will become immediately payable as of the date of termination of employment. Further, if during the period beginning on the date an agreement is entered into by the Company with respect to a merger, consolidation or similar transaction of the Company, which would constitute a Change of Control, and ending on the effective time of such merger, consolidation or similar transaction of the Company, Grantee experiences (a) an involuntary termination of employment for reasons other than Cause, or (b) Grantee shall terminate employment with Good Reason, then any unpaid portion of the Retention Award will become immediately payable as of the date of the Change of Control.

6.
Applicable Law. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of Cook County in the State of Illinois or the United States District Court for the Northern District of Illinois, and Grantee consents to the jurisdiction and venue of those courts.
7.
Severability. The provisions of this Award Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
8.
Waiver. The waiver by the Company of a breach of any provision of this Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.
9.
Binding Effect. The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of Grantee.
10.
Withholding. Grantee agrees, as a condition of payment of the Retention Award, to make acceptable arrangements to pay or provide for any withholding or other taxes or other deductions that may be due or may arise as a result of the payment of the Retention Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment or other deduction is required relating to or arises by reason of the payment of the Retention Award, the Company shall have the right to require such payments from Grantee, or withhold such amounts or deductions from payments due Grantee from the Company.
11.
Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company may be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within thirty (30) days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association's Employment Arbitration Rules then in effect. The arbitrator will be an attorney licensed to practice law in the State of Illinois. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Except as set forth below, each party shall pay: the fees of their or its attorneys; the expenses of their or its witnesses; and all other expenses connected with presenting their or its case. Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties. In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs. In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.
12.
Section 409A Compliance. It is the intention of the Company and Grantee that the Retention Award and other benefits awarded under this Award Agreement shall comply with Section 409A of the Code and its implementing regulations (“Section 409A”) and shall be interpreted in a manner consistent with this intent. Notwithstanding anything to the contrary contained herein, a termination of Grantee’s employment shall not be deemed to have occurred for purposes of making any payments under this Award Agreement unless such termination gives rise to a “Separation from Service” (within the meaning of Section 409A, a “Separation from Service”) and references to “termination of employment” shall mean Separation from Service. In the event that the Company or Grantee reasonably determines that the Retention Award under this Award Agreement fails to comply with Section 409A, the Company and Grantee shall work together to adopt such amendments to this Award Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective to the extent allowable by applicable laws), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A. Nothing in this Award Agreement shall be construed as a guarantee of any particular tax treatment to Grantee. Grantee shall be solely responsible for the tax consequences with respect to all amounts payable under this Award Agreement, and in no event shall the Company have any responsibility or liability if this Award Agreement does not meet any applicable requirements of Section 409A.

Without limiting the generality of the foregoing, in the event that Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Retention Award is considered to be a payment of “deferred compensation” to which Section 409A of the Code is applicable, then to the extent such amount is paid by reason of Grantee’s Separation from Service, such payment shall be delayed, to the extent necessary to avoid a violation of Section 409A(a)(2)(B)(i). In general, the preceding sentence may require that a payment of the Retention Award to Grantee that would otherwise be made within six (6) months following Grantee’s separation from service shall be delayed until the earlier of (i) first day of the seventh (7th) month beginning after Grantee’s separation from service, or (ii) Grantee’s death, if Grantee is determined to be a “specified employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Code.

13.
No Retention Rights. Nothing herein contained shall confer on Grantee any right with respect to continuation of employment by the Company, or interfere with the right of the Company to terminate at any time the employment of Grantee.
14.
Right of Offset. The Company will have the right to offset against its obligation to pay the Retention Award any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any other awards, or amounts repayable to the Company or any of its subsidiaries pursuant to tax equalization, housing, automobile or other employee programs) that Grantee then owes to the Company or any of its subsidiaries; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Section 409A. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to Grantee shall not constitute a waiver of this right of offset with respect to any other amount payable to Grantee or any other remedy.
15.
Entire Agreement and Clawback Policy. This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Award Agreement. This Award Agreement and the Retention Award granted hereunder are subject to the terms of the Company’s recoupment, clawback or similar policy as in effect from time to time, as well as any similar provisions of applicable law, including Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Dodd Frank Wall Street Reform and Consumer Protection Act. In addition, the Company shall recover from Grantee any award recoverable under Section 304 of the Sarbanes-Oxley Act of 2002.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Award Agreement as of the Effective Date first written above.

METHODE ELECTRONICS, INC.

By:

Bruce K. Crowther

Chair, Compensation Committee

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company. IF A COPY OF THIS AWARD AGREEMENT EXECUTED BY GRANTEE HAS NOT BEEN RECEIVED BY THE COMPANY WITHIN THIRTY (30) DAYS OF THE EFFECTIVE DATE, THIS AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT. YOU ALSO HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY UPON ANY QUESTIONS ARISING UNDER OR IN CONNECTION WITH THIS AWARD AGREEMENT.

GRANTEE:

____________________________________

[___________________]

Appendix A

DEFINITIONS

For purposes of this Award Agreement, the following terms shall have the respective meanings specified below:

“Cause” means:

(i) Grantee’s conviction of, or a plea of nolo contendere to, a felony other than a traffic violation;

(ii) Grantee’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Grantee to the detriment of the Company;

(iii) a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Board of Directors or the Chief Executive Officer of the Company has given written notice of such failure and of the Company’s intention to terminate Grantee’s employment because of such failure;

(iv) any willful misconduct by Grantee which affects the business reputation of the Company;

(v) breach in any material respect by Grantee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between Grantee and the Company or any of its subsidiaries or affiliates; or

(vi) Grantee’s violation of the Company’s code of conduct or any addendum thereto.

Grantee shall be considered to have been discharged for “Cause” if the Company or the Board of Directors determines, within thirty (30) days after Grantee’s resignation, that discharge for Cause was warranted.

“Change of Control” shall be deemed to have occurred on the first to occur of any of the following:

(i) any one “person” or more than one person acting as a “group” becomes the “beneficial owner” (as such terms are used in the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the total voting power of common stock then outstanding; provided, however, that any acquisition by the Company, any entity controlled by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change of Control of the Company; or

(ii) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; or

(iii) the consummation of a merger, consolidation or similar transaction involving the Company where, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either of the following, in each case, in substantially the same proportion as the ownership of the Company’s stockholders prior to such transaction: (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction; or

(iv) the consummation of a sale, transfer or liquidation of all or substantially all of the assets of the Company or shareholder approval of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of the Retention Award would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.

“Company” means Methode Electronics, Inc., a Delaware corporation, together with its subsidiaries, and any successor thereto.

“Good Reason” shall exist hereunder if, without Grantee’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until the  Grantee has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice: (i) the Company shall materially reduce the nature, scope or level of Grantee’s responsibilities from the nature, scope or level of such responsibilities prior to the Change of Control, or shall fail to provide Grantee with adequate office facilities and support services to perform such responsibilities; (ii) the Company shall require Grantee to move Grantee’s principal business office more than 25 miles from Grantee’s principal business office at the time of this Award Agreement, or assign to Grantee duties that would reasonably require such move; provided, however, that if Grantee’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Grantee to move Grantee’s principal business office to such corporate headquarters, or assigns to Grantee duties that would reasonably require such move, such actions shall not constitute “Good Reason” under this Award Agreement; (iii) the Company shall require Grantee, or assign duties to Grantee which would reasonably require Grantee, to increase, by more than twenty-four, the number of normal working days (determined at the time of this Award Agreement) that Grantee spends away from Grantee’s principal business office during any consecutive twelve-month period; (iv) the Company shall reduce Grantee’s annual salary below that in effect as of the date of this Award Agreement (or as of the Change of Control, if greater); (v) the Company shall materially reduce or fail to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such incentive, bonus, retirement and benefit plans, programs and arrangements provided to Grantee is not materially less than their aggregate value as of the date of this Award Agreement (or as of the Change of Control, if greater); or (vi) if the Board of Directors fails to act in good faith with respect to the Company’s obligations hereunder, or the Company breaches its obligations hereunder.